Exhibit 99.1

COST PLUS, INC. REPORTS FOURTH QUARTER AND FISCAL 2005

RESULTS AND RELEASES INITIAL GUIDANCE FOR 2006

Oakland, CA – March 16, 2006 – Cost Plus, Inc. (NASDAQ-CPWM) announced unaudited results for its fourth quarter and fiscal year ended January 28, 2006 and released initial guidance for its fiscal year ending February 3, 2007.

Fiscal 2005 Results

For the fourth quarter, net income was $21.5 million, or $0.97 per diluted share, compared to $23.5 million, or $1.06 per diluted share, for the fourth quarter of 2004.

Net income for fiscal 2005 was $20.2 million, or $0.92 per diluted share, compared to net income of $30.2 million, or $1.35 per diluted share, in the prior fiscal year. Fiscal 2005 results include pre-tax charges totaling $3.3 million for the departure of the Company’s former CEO and the closing of five stores.

During the fourth quarter, net sales increased 7.0% to $367.0 million from $342.9 million last year. Same store sales for the quarter decreased 2.1% compared to a 1.3% decrease in the prior year. For the full year, net sales were $970.4 million, a 6.8% increase from the prior year, with same store sales decreasing 2.6% compared to an increase of 0.9% in fiscal 2004.

Barry Feld, President and CEO commented: “Although overall we are disappointed with our same store sales performance for the fourth quarter, we are pleased with the initial results of key operating and marketing initiatives that contributed to strong customer count and same store sales performance in January and flat inventory growth for the year.”

Guidance for Fiscal 2006

Adoption of SFAS No. 123(R)

The Company will adopt SFAS No. 123(R), Share-Based Payment, in the first quarter of fiscal 2006. This accounting standard requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period. Accordingly, the Company’s guidance for the first quarter and the full year includes the estimated impact of SFAS No. 123(R).

First Quarter – Fiscal 2006

The Company’s earnings guidance for the first quarter is a net loss in the range of $1.7 million to $3.4 million, or $0.08 to $0.16 per diluted share, compared to a net loss of $138,000, or $0.01 per diluted share, for the prior year first quarter. Included in the first quarter of fiscal 2006 is approximately $1.1 million related to share-based compensation expense, or $0.03 per diluted share, on an after-tax basis.

The estimate for the first quarter is based on the following major assumptions:

•	The Company will open seven new stores and will close two stores vs. opening five new stores and closing four stores in the first quarter of fiscal 2005.

•	Same store sales will range from a decrease of 3.0% to flat vs. a decrease of 1.9% in the prior year.

•	Total sales will grow to between $215 million and $222 million vs. $200 million in the prior year.

•	Gross profit rate between 31.7% and 32.0% vs. 33.4% last year.

•	SG&A rate between 32.1% and 33.1% vs. 32.6% in the prior year.

•	Store pre-opening expense at $1.7 million vs. $1.1 million in the prior year, reflecting seven stores opened in the first quarter of fiscal 2006 vs. five in the first quarter of fiscal 2005.

•	Interest expense at $1.1 million vs. $0.7 million in the prior year.

•	Effective tax rate of 40.0% vs. 38.5% in the prior year.

•	A weighted average diluted share count for the quarter estimated at 22,080,000 vs. 21,900,000 for the prior year first quarter.

Full Year 2006

For the full year, the Company expects total sales to be between $1.073 billion and $1.098 billion based on an increase in same store sales of flat to 2% and the opening of 20 net new stores compared with 30 net new stores in fiscal 2005.

Operating margin is estimated to be between 3.6% and 4.1% of sales. Operating income is expected to be between $39 and $45 million compared with $38 million in 2005. Fiscal 2006 operating income includes estimated share-based compensation expense of $4.5 million. Operating income is expected to increase between 3% and 18% over last year, including a decrease of approximately 12% as a result of share-based compensation expense.

Net income guidance for fiscal 2006 is between $19 million and $23 million, or $0.86 and $1.03 per diluted share, vs. $20 million, or $0.92 per diluted share, for the prior year. Fiscal 2006 net income includes estimated share-based compensation expense of $0.14 per diluted share. Compared to fiscal 2005, fiscal 2006 net income is expected to range from a decrease of 6% to an increase of 12%, including a decrease of approximately 15% as a result of share-based compensation expense.

The Company’s fourth quarter earnings conference call will be today, March 16, 2006 at 8:00 a.m. PST. It will be in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. Phone numbers for the call are (415) 537-1986 or (212) 676-5360. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140 Access Code: 21282978 from 10:00 a.m. on March 16 to 10:00 a.m. on March 17 PST. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.companyboardroom.com and www.costplusworldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of March 16, 2006, the Company operated 270 stores in 34 states compared to 236 stores in 30 states as of March 17, 2005.

The above statements relating to future financial results, total sales, operating margins, same store sales increases or decreases, operating costs, share-based compensation expense, store openings and closings, interest expense and income tax rates are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: unseasonable weather, general economic conditions, changes in fuel costs, changes in transportation rates, fluctuations in the price of the US dollar vs. foreign currencies, delays in the flow of merchandise, new store performance, the timing and level of markdowns, litigation, claims and assessments, changes in insurance costs, changes in the Company’s stock price, new store construction delays, international conflicts and terrorist activities, changes in interest rates, the availability of acceptable new store locations, competitive factors and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Tom Willardson

(510)808-9119

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Fourth Quarter
	January 28, 2006		January 29, 2005
Net sales	$366,973	100.0%	$342,941	100.0%
Cost of sales and occupancy	242,224	66.0	222,532	64.9
Gross profit	124,749	34.0	120,409	35.1
Selling, general and administrative expenses	86,710	23.6	80,302	23.4
Store preopening expenses	2,131	0.6	1,836	0.5
Income from operations	35,908	9.8	38,271	11.2
Net interest expense	1,342	0.4	726	0.2
Income before income taxes	34,566	9.4	37,545	11.0
Income taxes	13,053	3.6	14,089	4.2
Net income	$21,513	5.9%	$23,456	6.8%
Net income per share - diluted	$0.97		$1.06
Weighted average shares outstanding- diluted	22,112		22,156
New stores opened	9		8

	For the Year Ended
	January 28, 2006		January 29, 2005
Net sales	$970,441	100.0%	$908,560	100.0%
Cost of sales and occupancy	643,020	66.3	598,357	65.9
Gross profit	327,421	33.7	310,203	34.1
Selling, general and administrative expenses	281,719	29.0	251,223	27.7
Store preopening expenses	8,186	0.8	7,552	0.8
Income from operations	37,516	3.9	51,428	5.6
Net interest expense	5,143	0.5	2,983	0.3
Income before income taxes	32,373	3.3	48,445	5.3
Income taxes	12,140	1.3	18,224	2.0
Net income	$20,233	2.1%	$30,221	3.3%
Net income per share - diluted	$0.92		$1.35
Weighted average shares outstanding- diluted	22,100		22,323
New stores opened	35		34

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	January 28,2006	January 29,2005
ASSETS
Current assets:
Cash and cash equivalents	$40,382	$42,918
Merchandise inventories	252,791	253,119
Other current assets	15,294	19,924
Total current assets	308,467	315,961
Property and equipment, net	203,873	163,756
Goodwill	4,178	4,178
Other assets	15,433	11,204
Total assets	$531,951	$495,099

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,351	$72,450
Income taxes payable	10,618	9,692
Accrued compensation	13,084	12,620
Short-term borrowings	5,267	2,391
Other current liabilities	27,998	23,360
Total current liabilities	114,318	120,513
Capital lease obligations	12,268	13,851
Long-term debt	50,051	36,740
Other long-term obligations	39,233	34,472
Shareholders’ equity:
Common stock	220	218
Additional paid-in capital	163,571	158,183
Retained earnings	152,442	132,209
Accumulated other comprehensive loss	(152)	(1,087)
Total shareholders’ equity	316,081	289,523
Total liabilities and shareholders’ equity	$531,951	$495,099

Contact:

Tom Willardson

(510) 808-9119

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